SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On March 25, 2024, Trian Fund Management, L.P. (“Trian”), in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), issued the press release related to the Company and filed herewith as Exhibit 1 (the “Press Release”). From time to time, Trian may publish the Press Release to its website, www.RestoretheMagic.com, or to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages or various other social media channels, or otherwise disseminate to shareholders of the Company, the Press Release or portions thereof.

Exhibit 1

Trian Reaffirms Its Call for Change at Disney and the Commitment of Its Director Candidates to Work Collaboratively with Members of the Disney Board

Emphasizes that the Election Contest is About Board Oversight, Not About Bob Iger

Highlights its Candidates’ Extensive Track Records of Constructive Engagement with Corporate Boards and Management Teams

NEW YORK, March 25, 2024 – The Trian Group,1 which beneficially owns over $3.5 billion of common stock in The Walt Disney Company (NYSE: DIS), today reaffirmed its call for change in the composition of the Board of Directors of Disney and the commitment of its nominees, Nelson Peltz and Jay Rasulo, to work constructively with the Company’s Board and leadership team to drive long-term, sustainable value creation.

Trian believes that Disney is the most advantaged consumer entertainment company in the world. Over the last one, three, five and ten years, however, Disney has woefully underperformed its potential and its peers,2 costing shareholders more than $200 billion in value.3

Accordingly, Trian believes that change is needed. Ahead of the Disney annual meeting of shareholders on April 3, 2024, Trian encourages all shareholders to vote FOR its two candidates, Mr. Peltz and Mr. Rasulo, and to withhold support from two incumbent directors, Maria Elena Lagomasino and Michael B.G. Froman.

This Campaign is About the Board

Trian believes Disney’s problems lay at the feet of the Board, which lacks focus, alignment and accountability. Although the Board members are accomplished professionals, they are extraordinarily busy, have invested almost none of their own money in Disney stock and have failed to heed investor input. The result has been questionable strategic and capital allocation decisions, including the investment of $200 billion of capital without any discernible return, the demonstrable lack of alignment between executive compensation4 and shareholder value creation and financial results in the most recent year that pale in comparison to the results five years ago.5

Most recently, the Board botched its most important job – CEO succession – by installing Bob Chapek in that role seemingly without appropriate vetting or oversight.6 The Board then renewed Mr. Chapek’s contract just months before firing him for poor performance. Ultimately, the Board had to call Bob Iger out of retirement to fill the void.

In this election contest, Disney has emphasized that Mr. Iger is admired and respected (including, for example, by service providers7 and advisors8), which we do not doubt. Trian supports Mr. Iger as a candidate for the Board and as CEO. That Disney spends so much time and ink defending Mr. Iger – while saying almost nothing about the two director candidates whose reelection Trian is challenging – is both troubling and telling. This campaign is not about Mr. Iger, nor is it a referendum on his leadership. And in all events, Disney is, and must be, more than just one person, especially one whose contract expires in less than two short years.

This election is a board election and the question before shareholders is: who should serve on the Board, helping the company on behalf of shareholders?

We have nominated two candidates, Mr. Peltz and Mr. Rasulo, who have a shareholder mindset, extensive, relevant experience and a willingness to ask tough questions and set demanding goals. Mr. Peltz has served on eleven public company boards, including at some of the most respected companies in the world. Mr. Rasulo is the former Chief Financial Officer of Disney and knows the business well. Disney’s board seemingly does not want their help – claiming they will be “disruptive” – and prefers instead its hand-selected incumbents, an expert in foreign affairs and an advisor to wealthy families.

Choosing between these slates, and voting for change versus more of the same, is really what this election is about.

Our Nominees Will Work Constructively with the Board

Our nominees’ goal is to delight Disney’s customers and to enhance value for all shareholders. To that end, Mr. Peltz and Mr. Rasulo look forward to working collaboratively with the executive team and Board – as they have done many times before at other companies – when they are elected.

Mr. Rasulo worked in that manner at Disney previously. Mr. Rasulo and Mr. Iger worked side-by-side every day for more than five years as CFO and CEO, collaborating for the good of Disney shareholders. If elected, Mr. Rasulo would bring his extensive knowledge of Disney and its culture, people, operations and customers to the boardroom, and be an independent source of knowledge about the industry and the company.

In 2019, Mr. Peltz was asked by Mr. Iger to address the Disney Board about shareholder sentiment in the media industry. Mr. Peltz was happy to do so, and the discussion was seemingly productive and interactive.

More generally, Mr. Peltz has a reputation as a productive and insightful corporate director. His colleagues on corporate boards, across industries, have regularly renominated him as a director, and he has been elected by shareholders more than 50 times to serve as their representative – almost always garnering more than 90% of the vote.9 He did not amass that record by being disruptive or unproductive.

Disney knows from its own experience that Mr. Peltz is a willing and helpful collaborator. But if there were any doubt, last week, thirteen of Mr. Peltz’s current and former colleagues wrote an open letter to Disney’s Board in which they said of Mr. Peltz that he:

“entered the boardroom every meeting with an open mind, a focus on growth for the benefit of stakeholders and a commitment to working constructively towards our common goal of creating long-term shareholder value.”10

Our Nominees Can Help Disney

We believe that reelecting the existing Board will have the predictable effect of leading to more of the same: questionable strategic and capital allocation decisions, poor executive compensation alignment and suboptimal succession planning.

Trian is convinced that Mr. Peltz and Mr. Rasulo can assist Disney with its challenges and help ensure a brighter future. We are not alone in thinking that.

In their open letter to the Disney Board, Mr. Peltz’s current and former colleagues wrote that:

“the companies for which we served as board members alongside Nelson were improved because of his presence on the board.”11

Jim Cramer on CNBC confirmed this sentiment among the executives with whom Mr. Peltz has worked:

“I interviewed the CEOs of Procter & Gamble, the CEO of Mondelēz and the CEO of Heinz, and Nelson Peltz was on [the] board of all those and all those CEOs said that he did an amazing job asking questions and stopping them from doing stupid things.”12

This sentiment was affirmed, independently, by James Stewart of The New York Times, who interviewed “dozens of former executives at companies targeted by Mr. Peltz”13 and found that “all said he had bolstered results…”14

Commentators familiar with Jay Rasulo’s track record have similarly touted his valuable experience. Robbie Whelan of The Wall Street Journal noted that Mr. Rasulo grew “intimately familiar with Disney over the course of his nearly 30-year tenure,”15 and Bob Iger himself has referred to Mr. Rasulo as a “valued colleague and friend, as well as a vital contributor to Disney’s success”16 and commended him for his “strategic acumen and savvy insight.”17

Shareholders Should Vote FOR Nelson Peltz and Jay Rasulo

We are pleased that our campaign has garnered support from accomplished independent commentators and research firms, including Institutional Shareholder Services (ISS), the largest and most influential proxy advisory firm, which wrote that:

“[Nelson] Peltz, as a significant shareholder, could be additive to [Disney’s] succession process, providing assurance to other investors that the board is properly engaged this time around. He could also help evaluate future capital allocation decisions.”18

Like ISS, we believe that Disney’s Board needs a “catalyst”19 to improve its effectiveness – directors who will bring new perspectives, ask tough questions and encourage open-minded debate.

Ultimately, the question for shareholders as they cast their vote is: given the company’s record of underperformance, which directors can best ensure a brighter future for Disney and its shareholders? Who can best exercise independent judgment on behalf of shareholders to ensure Disney is on the right strategic path, executing well and with a compensation plan that aligns management’s incentives with the creation of shareholder value?

We do not believe that the current Board, which has presided over deteriorating performance and a failed succession, can address Disney’s challenges. To improve the focus, alignment and accountability of the Board, we believe Disney needs new, independent directors.

Our nominees, Nelson Peltz and Jay Rasulo, are dedicated to ensuring a better future for this iconic company. Help us elect Mr. Peltz and Mr. Rasulo, and together, we can Restore the Magic at Disney.

To ensure the election of Nelson Peltz and Jay Rasulo, it is essential that shareholders vote “FOR” Nelson Peltz and Jay Rasulo, and “WITHHOLD” on Michael B.G. Froman, Maria Elena Lagomasino, and all three Blackwells Nominees. As Disney’s annual meeting is less than two weeks away, it is important that shareholders vote TODAY. Every vote is important. Shareholders must submit their vote no later than April 2, 2024, at 11:59pm ET. Only your last vote counts.

For more information, including voting instructions, visit our website: www.RestoreTheMagic.com.

About Trian Fund Management, L.P.

Founded in 2005, Trian Fund Management, L.P. (“Trian”) is a multi-billion dollar investment management firm. Trian is a highly engaged shareowner that combines concentrated public equity ownership with operational expertise. Leveraging the 40+ years’ operating experience of our Founding Partners, Nelson Peltz and Peter May, Trian seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards to help companies execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

Media Contacts:

Anne A. Tarbell

(212) 451-3030

atarbell@trianpartners.com

Paul Caminiti / Pamela Greene / Jacqueline Zuhse

Reevemark

(212) 433-4600

Trian@reevemark.com

Investor Contacts:

Matthew Peltz

(212) 451-3060

mpeltz@trianpartners.com

Ryan Bunch

(212) 451-3176

rbunch@trianpartners.com

Bruce Goldfarb / Pat McHugh

Okapi Partners LLC

(212) 297-0720

(877) 629-6357

info@okapipartners.com

Edward McCarthy / Richard Grubaugh / Thomas Germinario

D.F. King & Co., Inc.

(212) 229-2634

Disney@dfking.com

Disclaimer

Except as otherwise set forth in this press release, the views expressed in this press release reflect the opinions of Trian Fund Management, L.P. and its affiliates (“Trian”), and are based on publicly available information with respect to The Walt Disney Company (“Disney” or the “Company”). Trian recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with Trian’s conclusions. Trian reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such change, except as required by law. Trian disclaims any obligation to update the information or opinions contained in this press release, except as required by law. For the avoidance of doubt, this press release is not affiliated with or endorsed by Disney.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security nor as a recommendation to purchase or sell any security. Funds, investment vehicles, and accounts managed by Trian currently beneficially own shares of the Company. These funds, investment vehicles, and accounts are in the business of trading – buying and selling – securities and intend to continue trading in the securities of the Company. You should assume such funds may from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares.

Some of the materials in this press release contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” “once again,” “achieve,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of these materials and involve risks, uncertainties and other factors that may cause actual results, performances or achievements to be materially different from any future results, performances or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian.

The estimates, projections and potential impact of the opportunities identified by Trian herein are based on assumptions that Trian believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee (i) that any of the proposed actions set forth in this press release will be completed, (ii) that the actual results or performance of the Company will not differ, and such differences may be material, or (iii) that any of the assumptions provided in this press release are accurate.

Trian has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties, nor has it paid for any such statements. Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein. Trian does not endorse third-party estimates or research which are used herein solely for illustrative purposes.

Important Information

Trian Fund Management, L.P., together with Nelson Peltz, Peter W. May, Josh Frank, Matthew Peltz, Isaac Perlmutter, James A. Rasulo, Trian Fund Management GP, LLC, Trian Partners, L.P., Trian Partners Parallel Fund I, L.P., Trian Partners Master Fund, L.P., Trian Partners Co-Investment Opportunities Fund, Ltd., Trian Partners Fund (Sub)-G, L.P., Trian Partners Strategic Investment Fund-N, L.P., Trian Partners Strategic Fund-G II, L.P., Trian Partners Strategic Fund-K, L.P., The Laura & Isaac Perlmutter Foundation Inc., Object Trading Corp., Isaac Perlmutter T.A., and Zib Inc. (collectively, the “Participants”) filed a definitive proxy statement and accompanying form of blue proxy card (as supplemented and amended on February 12, 2024, the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on February 1, 2024 to be used in connection with the 2024 annual meeting of shareholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV AND TRIAN’S WEBSITE, HTTPS://RESTORETHEMAGIC.COM. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S SHAREHOLDERS. SHAREHOLDERS MAY ALSO DIRECT A REQUEST TO EITHER OF TRIAN’S PROXY SOLICITORS, OKAPI PARTNERS LLC, 1212 AVENUE OF THE AMERICAS, NEW YORK, NY 10036 (SHAREHOLDERS CAN E-MAIL INFO@OKAPIPARTNERS.COM OR CALL TOLL-FREE: (877) 629-6357), OR D.F. KING & CO., INC., 48 WALL STREET, NEW YORK, NY 10005 (SHAREHOLDERS CAN E-MAIL DISNEY@DFKING.COM OR CALL TOLL-FREE: (800) 207-3158).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.

___________________

1 Source: Please refer to the definitive proxy statement, filed with the United States Securities and Exchange Commission by Trian Fund Management L.P. and certain of its affiliates and other persons (the “Definitive Proxy Statement”) for information regarding the members of the “Trian Group.” Nelson Peltz beneficially owns Disney shares worth approximately $3.5 billion and Jay Rasulo owns Disney shares worth approximately $800,000, in each case as further detailed in the Definitive Proxy Statement. Note that ownership position values are based on Disney’s share price at the close of business on March 22, 2024.

2 Source: FactSet. Note: Disney relative performance measures TSR through 03/22/24 defined as the total return an investor would have received if they purchased one share of stock on the first day of the measured period, inclusive of share price appreciation and dividends paid. “Peers” represents the simple average of “Media Industry Peers” as defined in Disney’s 2024 Definitive Proxy Statement and consists of Alphabet, Amazon, Apple, Comcast, Meta, Netflix, Paramount, and Warner Bros. Discovery.

3 Represents the cumulative market value lost between Disney’s all-time high closing price on 03/08/21 and 10/06/23, the trading day prior to the WSJ article titled “Nelson Peltz Boosts Disney Stake, Seeks Board Seats” by Lauren Thomas and Robbie Whelan reporting on Trian’s increased beneficial ownership in Disney shares and expected request for Board representation.

 4 Since Ms. Lagomasino became Chair of Disney’s Compensation Committee, Disney’s say-on-pay votes have averaged just 73%, which ranks in the bottom 10% of all S&P 500 companies and Disney’s say-on-pay approval percentages have been below the S&P 500 median every year. Say-on-pay has also been below the average of all of the S&P 500 companies since 2018, which is Mr. Froman’s tenure on the Board.

5 Operating income, free cash flow and earnings per share have declined by 18%, 50% and 85%, respectively, since 2018. Source: SEC filings. Note: Earnings per Share represents "Diluted EPS from continuing operations.”

6 Source: Institutional Shareholder Services Research Report, published on 03/21/24.

7 Blackwells Capital Investor Presentation, 03/11/24 (estimating that ValueAct has earned more than $90 million in fees from managing assets for Disney’s pension funds).

8 Source: Anna Nicolaou, James Fontanella-Khan and Joshua Franklin, Financial Times, “Jamie Dimon Backs Disney’s Bob Iger in Proxy Fight with Nelson Peltz”, published on 03/13/24.

9 Per Boardroom Alpha, Nelson Peltz has been elected by shareholders on 52 occasions, garnering greater than 90% support 44 times.

10 Source: “Director and CEO Letter to Disney Board in Support of Nelson Peltz and Trian,” 03/21/24.

11 Source: “Director and CEO Letter to Disney Board in Support of Nelson Peltz and Trian,” 03/21/24 (emphasis added)

12 Source: CNBC, Squawk on the Street, 03/05/24.

13 Source: James B. Stewart and Lauren Hirsch, The New York Times, “The Billionaire Taking on Disney Just Wants Some Respect,” published on 03/16/24.

14 Source: James B. Stewart and Lauren Hirsch, The New York Times, “The Billionaire Taking on Disney Just Wants Some Respect,” published on 03/16/24 (emphasis added).

15 Source: Robbie Whelan, The Wall Street Journal, “Meet the Former CFO Who Thinks He Can Fix Disney,” published on 02/25/24.

16 Disney Press Release, 06/01/15.

17 Disney Press Release, 06/01/15.

18 Source: Institutional Shareholder Services Research Report, published on 03/21/24.

19 Source: Institutional Shareholder Services Research Report, published on 03/21/24.